UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Outdoor Channel Holdings, Inc.

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Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

(951) 719-8800

PROXY SUPPLEMENT, DATED MAY 10, 2013

to

PROXY STATEMENT, DATED APRIL 10, 2013

for a

SPECIAL MEETING OF STOCKHOLDERS

to be reconvened on

THURSDAY, MAY 16, 2013

This Proxy Supplement updates the information contained in the Proxy Statement, dated April 10, 2013 (the “Proxy Statement”), concerning a special meeting of the stockholders of Outdoor Channel Holdings, Inc, a Delaware corporation (“Outdoor Channel”), to be reconvened on Thursday, May 16, 2013, at 2:30 p.m., Pacific Time, at Outdoor Channel’s offices at 43455 Business Park Drive in Temecula, California, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 13, 2013 (as amended as of May 3, 2013 and May 2, 2013, the “merger agreement”), by and among Outdoor Channel, Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“KSE”), and KSE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of KSE (“Merger Sub”).

2.	To consider and vote upon an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to Outdoor Channel’s named executive officers in connection with the merger pursuant to pre-existing arrangements with those individuals.

3.	To consider and vote upon an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

Outdoor Channel’s board of directors has unanimously approved the merger agreement and determined that the merger and other transactions contemplated by the merger agreement are fair to, advisable to and in the best interests of Outdoor Channel and our stockholders, and recommends that its stockholders vote “FOR” adoption of the merger agreement, “FOR” approval on an advisory (non-binding) basis of the “golden parachute” compensation payable or that could become payable to the named executive officers of Outdoor Channel in connection with the merger and “FOR” an adjournment of the Outdoor Channel special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to vote in favor of adoption of the merger agreement.

SUPPLEMENTAL DISCLOSURE

This supplemental disclosure should be read in conjunction with the Proxy Statement.

Under the caption “THE MERGER–Background of the Merger,” our proxy statement is amended and supplemented as follows:

On April 30, 2013, InterMedia Partners VII, L.P. and InterMedia Outdoors Holdings, LLC, which we collectively refer to herein as InterMedia, delivered a written proposal to Outdoor Channel, proposing to acquire, on the terms and conditions set forth in the proposal, all of the outstanding shares of common stock of Outdoor Channel, at a price of $9.15 per share in cash. InterMedia indicated that the proposal was fully financed with $300 million of debt commitments from General Electric Capital Corporation, GE Capital Markets, Inc., CIT Lending Services Corporation and CIT Finance LLC and delivered written financing commitments in connection therewith. The InterMedia proposal was also subject to limited confirmatory due diligence, but was otherwise substantially similar to the negotiated terms of the KSE merger agreement, including that (1) Outdoor Channel would not be limited to a reverse termination fee and could pursue specific performance in the event the transaction did not close due to a failure of InterMedia to obtain financing, (2) Outdoor Channel’s remedy in the event of a willful and material breach by InterMedia would not be limited in amount and (3) the termination fee payable to InterMedia under certain circumstances would be $1 million. Outdoor Channel subsequently provided notice to KSE of the InterMedia proposal in accordance with the terms of the KSE merger agreement.

On May 1, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss InterMedia’s April 30th proposal. Under the terms of the KSE merger agreement, in order for Outdoor Channel to provide confidential materials to InterMedia and engage in discussions with InterMedia regarding its proposal, the Outdoor Channel Board was required to determine in good faith that the InterMedia proposal was bona fide and that the InterMedia proposal constituted or would reasonably be expected to result in a “Superior Proposal” as such term is defined in the KSE merger agreement. At the special meeting, representatives of Wilson Sonsini and Lazard reviewed with the Outdoor Channel Board the principal terms of the InterMedia proposal. A representative of Wilson Sonsini reviewed with the Board its fiduciary duties with respect to the InterMedia proposal and the relevant terms of the KSE merger agreement. After further discussion, including with respect to the debt commitments obtained by InterMedia, the Outdoor Channel Board determined that the InterMedia proposal was bona fide and constituted or would reasonably be expected to result in a “Superior Proposal” as such term is defined in the KSE merger agreement. Accordingly, the Outdoor Channel Board authorized Outdoor Channel’s management and advisors to provide confidential materials to InterMedia and to engage in discussions with InterMedia regarding its proposal. Later that day, Outdoor Channel provided notice to KSE of the Board’s determination and provided InterMedia non-public materials with respect to its confirmatory due diligence and commenced discussions with InterMedia in accordance with the terms of the KSE merger agreement. Later that evening, in accordance with the Board’s directives, Outdoor Channel’s financial advisor also engaged in discussions regarding the proposed InterMedia financing with InterMedia and representatives of its proposed sources of debt financing.

On May 2, 2013, KSE delivered a written proposal to Outdoor Channel to increase the price in the KSE merger agreement to $9.35 per share in cash (without other changes to the terms of the KSE merger agreement), together with definitive amendments to the KSE merger agreement and the guarantee from Mr. Kroenke of KSE’s payment obligations under the amended KSE merger agreement.

Later on May 2, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s May 2nd proposal. After discussion, the Outdoor Channel Board unanimously determined that the proposed amendment to the

KSE merger agreement was advisable and in the best interests of Outdoor Channel and its stockholders, approved the amendment to the KSE merger agreement, recommended that Outdoor Channel stockholders adopt the amended KSE merger agreement and authorized management to enter into the amendment to the KSE merger agreement. Thereafter, Outdoor Channel and KSE executed and delivered the amendment to the KSE merger agreement. Later on May 2nd, Outdoor Channel issued a press release announcing the amendment of the KSE merger agreement.

On May 3, 2013, InterMedia delivered a binding, definitive, written proposal to Outdoor Channel, proposing to acquire, on the terms and conditions set forth in the proposal, all of the outstanding shares of common stock of Outdoor Channel, at a price of $9.75 per share in cash. Included with the proposal was a form of merger agreement and support agreement executed by InterMedia and a commitment letter from InterMedia’s debt financing sources. Such proposal was otherwise based on the negotiated terms of the KSE merger agreement. The proposal was substantively identical to InterMedia’s April 30th proposal, other than price, an additional $10 million of debt under the commitment letters and the fact that the proposal was not subject to confirmatory due diligence. Outdoor Channel subsequently provided notice to KSE of the receipt of the InterMedia proposal in accordance with the terms of the KSE merger agreement.

Later on May 3, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss InterMedia’s May 3rd proposal. Representatives of Wilson Sonsini and Lazard reviewed with the Outdoor Channel Board the principal terms of the InterMedia proposal. A representative of Wilson Sonsini reviewed with the Board its fiduciary duties with respect to the InterMedia proposal and the relevant terms of the KSE merger agreement. After reviewing the all-cash $9.75 per share purchase price and other terms and conditions of InterMedia’s May 3rd proposal, the executed commitment letters from InterMedia’s financing sources and other matters discussed by the Outdoor Channel Board, and after consultation with Outdoor Channel’s outside legal counsel and financial advisors, the Outdoor Channel Board unanimously determined that InterMedia’s May 3rd proposal constituted a “Superior Proposal” as such term is defined in the KSE merger agreement and, after consultation with Outdoor Channel’s legal counsel, that the failure to approve or recommend InterMedia’s May 3rd proposal and terminate the KSE merger agreement to enter into a definitive agreement with respect to InterMedia’s May 3rd proposal would be inconsistent with the fiduciary duties of the Outdoor Channel Board to the Outdoor Channel stockholders under applicable law. Following the meeting and at the direction of the Board, Outdoor Channel’s legal and financial advisors notified KSE’s legal and financial advisors of the Board’s determination, informed KSE’s advisors that Outdoor Channel would send KSE formal notice of the Board’s determination the next morning and that Outdoor Channel would issue a press release announcing the developments the following Monday morning, May 6, 2013.

On May 4, 2013, in accordance with the terms of the KSE merger agreement, Outdoor Channel formally notified KSE of the Board’s determination and Outdoor Channel’s intention to terminate the KSE merger agreement, subject to KSE’s right to propose, within four business days of such notice, changes to the terms of the KSE merger agreement that would, in the good faith judgment of the Outdoor Channel Board (after consultation with outside legal counsel and financial advisors), cause InterMedia’s May 3rd proposal to no longer constitute a “Superior Proposal,” as such term is defined in the KSE merger agreement.

On May 6, 2013, Outdoor Channel issued a press release announcing that the Outdoor Channel Board had deemed InterMedia’s May 3rd proposal to be a “Superior Proposal” under the terms of the KSE merger agreement, and that written notice had been delivered to KSE, informing KSE of Outdoor Channel’s intention to terminate the KSE merger agreement.

Later on May 6, 2013, KSE’s legal and financial advisors called Outdoor Channel’s legal and financial advisors to communicate an oral proposal from KSE to increase the price in the KSE merger agreement to $10.00 per share in cash. Such proposal also included the following additional changes to the terms of the

KSE merger agreement: (i) the termination fee that Outdoor Channel would be required to pay KSE upon termination of the amended merger agreement under specified circumstances, including termination by KSE in the event that the Outdoor Channel Board changes its recommendation and no longer recommended that the Outdoor Channel stockholders vote in favor of the adoption of the amended merger agreement, would be increased to $7.5 million from $1 million, (ii) the Outdoor Channel Board could not terminate the merger agreement for a Superior Proposal, but instead Outdoor Channel would be required to, unless KSE agreed otherwise, submit a proposal for the adoption of the amended merger agreement at a special meeting of the Outdoor Channel stockholders even in the event of a change of Board recommendation, and (iii) the parties to the Support Agreement would be required to enter into an amendment of the Support Agreement to require such parties to vote in favor of the adoption of the amended merger agreement even if the Outdoor Channel Board changed its recommendation of the KSE merger agreement. In response, Outdoor Channel’s advisors reflected their concerns to KSE’s advisors about the implications of the revised terms of the merger agreement expressed in the oral proposal, in particular regarding the impact that such amendments would have on the ability of Outdoor Channel to consummate a higher priced transaction with a third party.

On the morning of May 7, 2013, Outdoor Channel issued a press release that it anticipated adjourning the special meeting that had been scheduled for May 8, 2013 to a later date sometime after the four business day period following Outdoor Channel’s notice to KSE informing KSE of Outdoor Channel’s intention to terminate the KSE merger agreement.

On May 7, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s May 6th proposal. Representatives of Wilson Sonsini and Lazard reviewed with the Outdoor Channel Board the principal terms of KSE’s proposal. A representative of Wilson Sonsini reviewed with the Board its fiduciary duties with respect to the KSE proposal and the relevant terms of the KSE merger agreement in light of receiving InterMedia’s proposal at $9.75 per share and having determined it to be a Superior Proposal. The Outdoor Channel Board discussed at length the terms of KSE’s May 6th proposal, including its fiduciary duties and the impact that accepting the proposal would have on the ability of Outdoor Channel to consummate a higher priced transaction with a third party. The Board determined that, collectively, the terms of the proposal would likely have the practical effect of deterring InterMedia from proposing a higher price. The Board believed, after consulting with Outdoor Channel’s financial advisor, that InterMedia potentially had the ability to submit a proposal that was greater than $10.00 per share. The Outdoor Channel Board then directed Outdoor Channel’s management and advisors to indicate to KSE that the Board would accept either (1) a $6.5 million termination payment and the other changes to the merger and support agreements noted above (in the KSE $10.00 per share proposal), if KSE substantially increased its price to approaching $11.00 per share in cash or (2) a KSE proposal without the proposed amendments to the Merger Agreement and of the Support Agreement, but including a $6.5 million termination fee if KSE increased its offer to a price of $10.25 per share in cash. The Board also discussed at length the possibility of simultaneously requesting a best and final offer from InterMedia, but determined to negotiate solely with KSE, because of the potential confidentiality and contractual concerns regarding negotiating with InterMedia prior to obtaining a binding amendment from KSE.

Later on May 7, 2013, at the direction of the Outdoor Channel Board, Outdoor Channel’s legal and financial advisors communicated the Board’s position to KSE’s legal and financial advisors.

Later on May 7, 2013, KSE submitted to Outdoor Channel a binding, definitive, written proposal to increase the price in the KSE merger agreement to $10.25 per share in cash. KSE’s May 7th proposal otherwise contained the same provisions as expressed in KSE’s May 6th oral proposal, including a termination fee of $7.5 million, no right for the Outdoor Channel Board to terminate the proposed merger agreement for a Superior Proposal and no ability for the Supporting Stockholders to terminate the Support Agreement in the event that the Outdoor Channel Board changed its recommendation of the KSE merger agreement. KSE’s proposal indicated that it would expire on May 8th at 5:00 p.m., Eastern Time.

Later on May 7, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s May 7th proposal.

Representatives of Wilson Sonsini and Lazard reviewed with the Outdoor Channel Board the principal terms of KSE’s proposal. A representative of Wilson Sonsini reviewed with the Board its fiduciary duties with respect to the KSE proposal and the relevant terms of the KSE merger agreement. The Outdoor Channel Board discussed at length the terms of KSE’s May 7th proposal, including its fiduciary duties and its concern that the terms of the proposal could have the practical effect of preventing InterMedia from providing a further improved proposal. After extended discussion, the Outdoor Channel Board directed Outdoor Channel’s management and advisors to indicate to KSE that the Board would accept either (1) a KSE proposal with its proposed amendments to the Merger Agreement and the Support Agreement, if KSE increased its offer to a price approaching $11.00 per share in cash, or (2) the current KSE proposal at $10.25 per share in cash with the proposed amendments to the Merger Agreement and the Support Agreement so long as Outdoor Channel could request a best and final offer from InterMedia. The Board discussed at length the possibility of simultaneously requesting a best and final offer from InterMedia without KSE’s consent, but determined to continue to negotiate solely with KSE, because of the confidentiality and contractual concerns regarding negotiating with InterMedia prior to obtaining a binding amendment from KSE.

Later on May 7, 2013, at the direction of the Outdoor Channel Board, Outdoor Channel’s legal and financial advisors communicated the Board’s position to KSE’s legal and financial advisors. KSE’s legal advisors then indicated to Outdoor Channel’s legal advisors that under the terms of the KSE merger agreement, KSE believed that the Outdoor Channel Board was required to accept KSE’s May 7th proposal and the failure to do so would constitute a breach by Outdoor Channel of the KSE merger agreement. KSE’s legal advisors further informed Outdoor Channel’s legal advisors that KSE would consider its alternatives, which included matching the InterMedia $9.75 per share proposal rather than offering $10.25 per share or pursuing potential legal claims, if Outdoor Channel did not accept KSE’s May 7th proposal, as KSE believed it was required to do under the Merger Agreement.

Later on May 7, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s May 7th proposal and the reaction of KSE’s legal advisors. The Outdoor Channel Board engaged in extended discussion of the risks regarding its alternatives, including: (1) accepting the KSE May 7th proposal immediately, (2) rejecting the KSE proposal and (3) requesting a best and final proposal from InterMedia without requesting consent from KSE. After full deliberation, the Outdoor Channel Board directed Outdoor Channel’s management and legal advisor to request a best and final offer from InterMedia. The Outdoor Channel Board determined that if InterMedia were unable to submit a proposal that was superior to KSE’s May 7th proposal in sufficient time prior to the expiration of KSE’s proposal, then the Board would be satisfied that it had received the highest available price for its stockholders, and it would then approve KSE’s May 7th proposal. The Board acknowledged that accepting the KSE proposal would most likely also effectively prevent a sale to another third party, but the Board determined that it could not jeopardize the KSE proposal for such a remote possibility.

The Board also noted that InterMedia’s best and final offer should compensate the Outdoor Channel stockholders for a delayed closing (as compared to the timing of the KSE transaction, which could close in less than two weeks) and the increased execution risk associated with InterMedia’s proposed financing; otherwise the Outdoor Channel Board would accept KSE’s May 7th proposal.

In the early morning of May 8, 2013, Outdoor Channel’s legal advisors informed InterMedia’s legal advisors that unless InterMedia submitted its best and final offer by 1:00 p.m., Eastern Time, it would likely not prevail.

At 1:00 p.m., Eastern Time, on May 8, 2013, InterMedia’s legal advisors contacted Outdoor Channel’s legal advisors and submitted an oral proposal from InterMedia (indicating that the written proposal would follow shortly thereafter) to acquire all of the outstanding shares of common stock of Outdoor Channel, at a price of $10.25 per share in cash and that such proposal would include the following provisions: (i) the termination fee that Outdoor Channel would be required to pay InterMedia upon termination of the proposed InterMedia merger agreement under specified circumstances, including termination by InterMedia in the event that the Outdoor

Channel Board changes its recommendation and no longer recommended that the Outdoor Channel stockholders vote in favor of the adoption of the proposed InterMedia merger agreement, would be $8.6 million (compared to the $7.5 million termination fee in KSE’s May 7th proposal), (ii) the Outdoor Channel Board could not terminate the proposed InterMedia merger agreement for a Superior Proposal, but instead Outdoor Channel would be required to, unless InterMedia agreed otherwise, submit a proposal for the adoption of the proposed InterMedia merger agreement at a special meeting of the Outdoor Channel stockholders, even in the event of a change of board recommendation, (iii) the parties to the Support Agreement would be required to agree to vote in favor of the adoption of the proposed InterMedia merger agreement even if the Outdoor Channel Board changed its recommendation, and the Supporting Parties would not be able to vote in favor of a competing transaction for a period of one year following the execution of the Support Agreement and (iv) InterMedia would be entitled to reimbursement of its fees and expenses of up to $2 million in the event that the proposed InterMedia merger agreement was terminated due to the Outdoor Channel stockholders not approving the transaction with InterMedia. Outdoor Channel’s legal advisors then asked InterMedia’s legal counsel whether this was InterMedia’s best and final offer and indicated that InterMedia would likely not prevail with its proposal. InterMedia’s legal advisors acknowledged the statement and indicated they would confirm with InterMedia that it was its best and final offer.

Shortly thereafter, on May 8, 2013, InterMedia submitted a binding, definitive, written proposal to acquire, on the terms and conditions orally communicated by InterMedia’s counsel, all of the outstanding shares of common stock of Outdoor Channel at a price of $10.25 per share in cash. The increase in the consideration from InterMedia’s prior $9.75 per share in cash offer was proposed to be funded with an additional $5 million in debt commitments and an $8 million equity commitment letter from InterMedia Partners.

Later on May 8, 2013, the Outdoor Channel Board held a special meeting, with representatives of Outdoor Channel’s management and legal and financial advisors in attendance, to discuss KSE’s May 7th proposal and InterMedia’s May 8th proposal. After full discussion, the Outdoor Channel Board determined that, taking into account (i) the greater speed and certainty presented by KSE’s May 7th proposal, (ii) the Board’s determination that InterMedia was unable or unwilling to submit a superior offer after repeated requests for its best and final offer, and that its proposed terms would likely deter KSE from submitting any further proposal, (iii) the Board’s belief that it was unlikely that any other third party would submit a proposal that was superior to KSE’s May 7th proposal and (iv) the Board’s belief, based on interactions with KSE and its advisors and the 5:00 p.m. acceptance deadline for the KSE proposal, that KSE would not further increase its offer, the Outdoor Channel Board unanimously determined that the merger agreement, as amended by KSE’s May 7th proposal, and the merger with KSE were advisable and in the best interests of Outdoor Channel and its stockholders, approved the proposed merger agreement amendment with KSE, recommended that Outdoor Channel stockholders adopt the amended merger agreement with KSE and authorized management to enter into the amendment to the KSE merger agreement and seek the approval of the amendment to the Support Agreement by the parties to such agreement.

Later on May 8, 2013, Outdoor Channel notified InterMedia of Outdoor Channel’s determination and Outdoor Channel and KSE executed and delivered the amendment to the merger agreement. The directors and executive officers of Outdoor Channel and the Massie Parties also executed and delivered the amended Support Agreement. Subsequently, Outdoor Channel issued a press release announcing the amendment to the KSE merger agreement.

Under the caption “THE MERGER AGREEMENT,” our proxy statement is amended and supplemented as follows:

First Amendment to Merger Agreement

On May 2, 2013, Outdoor Channel Holdings entered into Amendment No. 1 to the merger agreement with KSE and Merger Sub, Inc., which we refer to herein as the first amendment. The first amendment increased the consideration to be paid to Outdoor Channel’s stockholders for their shares of Outdoor Channel common stock if the merger is completed to $9.35 per share in cash from $8.75 per share in cash. The first amendment was superseded in its entirety by the second amendment to the merger agreement discussed below.

Second Amendment to Merger Agreement

General

On May 8, 2013, Outdoor Channel entered into Amendment No. 2 to the merger agreement with KSE and merger sub, which we refer to herein as the second amendment. The second amendment supersedes the first amendment in its entirety.

Outdoor Channel’s board of directors unanimously approved the second amendment and recommend that the Outdoor Channel stockholders vote to adopt the merger agreement, as amended by the second amendment, at the special meeting of Outdoor Channel stockholders.

The second amendment increases the consideration to be paid to Outdoor Channel’s stockholders for their shares of Outdoor Channel common stock if the merger is completed to $10.25 per share in cash from $9.35 per share in cash.

Stockholders Adoption of the Merger Agreement

Outdoor Channel agreed under the second amendment to convene the special meeting of stockholders to consider and vote upon the approval of the transaction and to cause such vote to be taken no later than May 14, 2013. The parties subsequently agreed to hold the meeting on Thursday, May 16, 2013, at 2:30 p.m., Pacific Time, at Outdoor Channel’s facilities located at 43455 Business Park Drive, Temecula, California 92590.

Under the terms of the second amendment, Outdoor Channel may, with the prior written consent of KSE, postpone or adjourn the special meeting (i) to solicit additional proxies for the purpose of obtaining the stockholder approval, (ii) for the absence of quorum or (iii) to allow such additional time for the filing and/or mailing of any supplemental or amended disclosure which Outdoor Channel has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Outdoor Channel prior to the special meeting.

If Outdoor Channel has delivered a notice that the Outdoor Channel Board intends to change its recommendation in response to a Superior Proposal or Intervening Event and the time periods contemplated under the section entitled “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal—Procedure Requirements” will not expire prior to the date of the special meeting, then Outdoor Channel may, with the prior written consent of KSE (which consent shall be granted or withheld in KSE’s sole discretion) postpone or adjourn the special meeting only for such amount of time as is necessary to permit such time periods to expire. However, if KSE does not grant such consent, then the Outdoor Channel Board shall have the right to withdraw or modify its recommendation on the business day prior to, or on the date of, the special meeting, notwithstanding the fact that the applicable time periods contemplated under the section entitled “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal—Procedure Requirements” have not expired.”

Termination under the Merger Agreement

Under the terms of the second amendment, Outdoor Channel will not have a right to terminate the merger agreement so that Outdoor Channel may enter into a definitive agreement providing for a Superior Proposal. Outdoor Channel will still have a right to terminate the merger agreement if Outdoor Channel’s stockholders do not adopt the merger agreement at the special meeting.

Termination Fee Payable by Outdoor Channel

Under the terms of the second amendment, Outdoor Channel will pay to KSE a fee of $7.5 million if:

•	the merger agreement is terminated by KSE in circumstances described under the third bullet under the section entitled “—Termination of the Merger Agreement”; or

•

either Outdoor Channel or KSE (i) terminates the merger agreement because Outdoor Channel’s stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement as described above under the section entitled “—Termination of the Merger Agreement,” (ii) at the time of such termination an Alternative Proposal had been proposed to the Outdoor Channel Board or publicly announced, and (iii) within twelve months following the date of such termination, Outdoor Channel enters into a definitive agreement with respect to an Alternative Proposal (and such transaction is subsequently consummated) or an Alternative Proposal has been consummated (provided that the references to “25%” in the definition of Alternative Proposal will be deemed to be references to “50%” for purposes of this clause (iii)).

The foregoing description of the second amendment is qualified in its entirety by the full text of the second amendment, which is incorporated herein by reference from Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2013, which is incorporated herein by reference.

Under the caption “THE MERGER—Ancillary Agreements in Connection with the Merger,” our proxy statement is amended and supplemented as follows:

Concurrently with the execution of the second amendment, the Supporting Parties entered into an amendment to the Support Agreement, which we refer to herein as the Support Agreement Amendment. The Support Agreement Amendment amended the Support Agreement to provide that the Supporting Parties will not have a right to terminate the Support Agreement and will continue to be bound by their obligations thereunder, including their obligations to vote in favor to adopt the KSE merger agreement, in the event that the Outdoor Channel board of directors changes its recommendation.

The foregoing description of the Support Agreement Amendment is qualified in its entirety by the full text of the Support Agreement Amendment attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2013, which is incorporated herein by reference.

Under the caption “THE MERGER—Opinion of Outdoor Channel’s Financial Advisor,” our proxy statement is amended and supplemented as follows:

Miscellaneous. In connection with Lazard’s services as Outdoor Channel’s financial advisor, Outdoor Channel has agreed to pay Lazard an aggregate fee currently estimated to be approximately $4.0 million, which fee is payable contingent upon consummation of the merger.

Safe Harbor Statement

Certain matters discussed in this Proxy Supplement, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “intends,” “plans,” “predicts,” and similar terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. You should understand that the following important factors could cause outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	failure of the Company stockholders to adopt the amended merger agreement;

•	the risk that the other conditions to closing of the merger may not be satisfied and that the merger may not be consummated by the expected closing date or at all;

•

the risk that Outdoor Channel will not be able to terminate the amended merger agreement in the event that the Outdoor Channel board of directors changes its recommendation to the Outdoor Channel stockholders and no longer recommends that the Outdoor Channel stockholders vote in favor of the transaction with KSE;

•	litigation in respect of the merger or rights to adjourn special meeting;

•	disruption from the merger making it more difficult to maintain certain strategic relationships.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this Proxy Supplement. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this Proxy Supplement or to reflect actual outcomes.

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